Exhibit 10.6

EXECUTION COUNTERPART

STOCK OPTION GRANT AGREEMENT
(Non-Qualified Stock Options)

THIS AGREEMENT, made as of this 28th day of December 2010 between FX Alliance Inc. (the “Company”) and John W. Cooley (the “Participant”).

WHEREAS, the Company has adopted and maintains the FX Alliance Inc. 2006 Stock Option Plan (the “Plan”) to promote the interests of the Company and its Affiliates and stockholders by providing the Company’s key employees and others with an appropriate incentive to encourage them to continue in the employ of and provide services for the Company or its Affiliates and to improve the growth and profitability of the Company;

WHEREAS, the Plan provides for the Grant to participants in the Plan of Non-Qualified Stock Options to purchase shares of Common Stock of the Company;

WHEREAS, in the course of the Participant’s employment with the Company, he will obtain confidential and proprietary information and trade secrets concerning the business and operations of the Company and its Affiliates throughout the world that can be used to compete unfairly with the Company; the covenants and restrictions contained in this Agreement are intended to protect the legitimate interests of the Company and its Affiliates in their respective goodwill, trade secrets and other confidential and proprietary information; and the Participant desires to be bound by such covenants and restrictions.

NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter set forth, the parties hereto hereby agree as follows:

1.             Grant of Options.  Pursuant to, and subject to, the terms and conditions set forth herein and in the Plan, the Company hereby grants to the Participant a NON-QUALIFIED STOCK OPTION (an “Option”) with respect to 262,500 shares of Common Stock of the Company.

2.             Grant Date.  The Grant Date of the Options hereby granted is December 28, 2010.

3.             Incorporation of Plan.  All terms, conditions and restrictions of the Plan are incorporated herein and made part hereof as if stated herein.  All capitalized terms used and not defined herein shall have the meaning given to such terms in the Plan.

4.             Exercise Price.  The exercise price of each share of Common Stock underlying the Options hereby granted is $13.25.

5.             Vesting Date.  The Options shall vest and become exercisable in four equal 25% installments (of Sixty-Five Thousand, Six Hundred Twenty-Five Shares each) on December 31, 2011 and each of the next three anniversaries thereof, provided that the Participant’s employment is not terminated prior to any such applicable vesting date. Notwithstanding the foregoing:

(a)          in the event that (i) the Company terminates the Participant’s employment without Cause including a non-extension by the Company of Participant’s Employment Period; (ii) the Participant terminates his employment for Good Reason; or (iii) the Participant’s employment is terminated on his death or Disability, the portion of the Options that would have become vested on the next scheduled vesting date shall become immediately vested and exercisable and any remaining portion of the Options that has not become vested and exercisable shall immediately expire and be forfeited, as soon as it is certain that Section 5(b) of this Agreement does not apply;

(b)         in the event that, during the period commencing three (3) months immediately preceding a Change in Control and ending on the first anniversary of the Change in Control, the Participant’s employment is terminated (i) without Cause by the Company or by the Participant for Good Reason by virtue of the Company’s uncured breach of the Agreement or (ii) the Participant resigns without Good Reason on the first anniversary following a Change in Control, subject to Participant’s execution of a general release and compliance with the restrictive covenants described in Section 4 of his 2010 Employment Agreement (as defined in Section 7 hereof), in the case of a termination in accordance with clause (i) above, all or any portion of the Options that has not yet become exercisable shall vest and become immediately exercisable, and in the case of a termination in accordance with clause (ii) above, the pro rata portion of the Options that would have become vested on the next scheduled vesting date after the Date of Termination and during the 18 months after such vesting date shall become immediately vested and exercisable, and any remaining portion of the Options that has not become vested and exercisable shall immediately expire and be forfeited.  In the event of a termination in accordance with clauses (i) or (ii) above, any portion of the Options that vests after the Change in Control, to the extent it has not been originally converted into the consideration that the original shareholders received in the transaction, will be so converted, including cash; and

(c)          in the event the Company makes a distribution with respect to the common stock of the Company during a period commencing one year immediately preceding a Change in Control and ending on the first anniversary of such Change in Control (the “Applicable Period”), Participant shall be entitled to an amount equal to the distributions that would have been paid with respect to each of the underlying shares of the outstanding Option then held by Participant (the “Distribution Equivalent Payment”).  Participant’s rights to the Distribution Equivalent Payment with respect to an underlying share of the Option shall vest upon the later of: (i) the time the Option to acquire such share vests pursuant to this Section 5; (ii) a Change in Control of the Company, and (iii) the declaration of the distribution to occur during the Applicable Period.  The Distribution Equivalent Payment shall be paid to Participant with respect to an underlying share of the Option within 90 days of its vesting.

6.             Expiration Date.  Subject to the provisions of the Plan, any portion of the Options that has become vested and exercisable shall generally expire on the tenth anniversary of the date of grant. Notwithstanding the foregoing, (a) if the Participant is terminated by the Company for Cause, the vested portion of the Options shall expire immediately upon termination; (b) if the Participant is terminated by the Company without Cause (including the Company’s non-extension of the Participant’s Employment Period), by Executive for Good Reason or on the first anniversary immediately following a Change in Control without Good Reason or by reason of Executive’s death or Disability, the vested portion of the Options shall remain exercisable until the earlier of (1) the tenth anniversary of the date of grant or (2) two years after the Date of Termination, and, if not exercised during that time, shall expire and be forfeited; and (c) if Executive is otherwise terminated (including Executive’s non-extension of the Employment Period), the vested portion of the Options shall remain exercisable until the earlier of (i) the tenth anniversary of the date of grant or (ii) the 90 days after the Date of Termination, and, if not exercised during that time, shall expire and be forfeited.  In no event shall any portion of the Options be exercisable after the tenth anniversary of the Grant Date of the Options.

7.             Restrictive Covenants. The Participant shall be bound by the agreements and covenants contained in Section 4 of the Participant’s Employment Agreement, dated as of July 15, 2010 (the “2010 Employment Agreement”).

8.             Method of Exercise. The Participant shall pay the Exercise Price upon exercise of the Options or any portion thereof in cash, check, bank draft or money order payable to the Company (and the Participant shall be responsible for the payment of applicable withholding and other taxes in cash), with shares of Common Stock held by Participant or through net-exercise settlement (to satisfy both the exercise price and applicable withholding taxes (at the minimum statutory withholding rate)); provided that the Company’s Chief Financial Officer makes a good faith determination at such time and after reasonable efforts to consult with the Company’s independent auditors that net exercise settlement of the Options would not produce materially less favorable accounting consequences for the Company than if the exercise price for the Options were paid in cash.

9.             Construction of Agreement.  Any provision of this Agreement (or portion thereof) which is deemed invalid, illegal or unenforceable in any jurisdiction shall, as to that jurisdiction and subject to this section, be ineffective to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions thereof in such jurisdiction or rendering that or any other provisions of this Agreement invalid, illegal, or unenforceable in any other jurisdiction.  If any covenant should be deemed invalid, illegal or unenforceable because its scope is considered excessive, such covenant shall be modified so that the scope of the covenant is reduced only to the minimum extent necessary to render the modified covenant valid, legal and enforceable.  No waiver of any provision or violation of this Agreement by the Company shall be implied by the Company’s forbearance or failure to take action.  No provision of this Agreement shall be given effect to the extent that such provision would cause any tax to become due under Section 409A of the Code; provided that the Company shall use commercially reasonable efforts to put the Participant in the same position as he would have been in but for the application of this Paragraph (9).

10.           Delays or Omissions.  No delay or omission to exercise any right, power or remedy accruing to any party hereto upon any breach or default of any party under this

Agreement, shall impair any such right, power or remedy of such party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring.  Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party or any provisions or conditions of this Agreement, shall be in writing and shall be effective only to the extent specifically set forth in such writing.

11.           Limitation on Transfer.  The Options shall be exercisable only by the Participant or the Participant’s Permitted Transferee(s), as determined in accordance with the terms of the Plan (including without limitation the requirement that the Participant obtain the prior written approval by the Board of any proposed Transfer to a Permitted Transferee during the lifetime of the Participant).  Each Permitted Transferee shall be subject to all the restrictions, obligations, and responsibilities as apply to the Participant under the Plan and this Agreement and shall be entitled to all the rights of the Participant under the Plan, provided that in respect of any Permitted Transferee, the Options shall become exercisable and/or expire based on the employment and termination of employment of the Participant.  All shares of Common Stock obtained pursuant to the exercise of the Options granted herein shall not be transferred except as provided in the Plan and, where applicable, the Equity Holders’ Agreement, dated September 29, 2006, by and among the Company and its shareholders, including the Participant (the “Stockholders’ Agreement”).

12.           Inconsistent Terms.  In the event of a conflict between the terms of this Agreement and the terms of Plan, the terms of this Agreement shall govern, except with respect to the definitions of “Cause” and “Good Reason,” “Disability,” “Change in Control,” “Employment Period” and “Date of Termination,” which definitions shall be governed by the Participant’s effective employment agreement, or if the Participant does not have an effective employment agreement, his 2010 Employment Agreement.

13.           Integration.  This Agreement, and the other documents referred to herein or delivered pursuant hereto which form a part hereof contain the entire understanding of the parties with respect to its subject matter.  There are no restrictions, agreements, promises, representations, warranties, covenants or undertakings with respect to the subject matter hereof other than those expressly set forth herein and in the Plan.  This Agreement is intended to supplement, but not supersede, any effective employment agreement or other written agreement with respect to the termination of the Participant’s employment between Participant and the Company and any other prior agreement of like effect.  Any such agreements remain effective, pursuant to their terms.

14.           Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

15.           Governing Law.  This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York without regard to the provisions governing conflict of laws.

16.           Participant Acknowledgment.  The Participant hereby acknowledges receipt of a copy of the Plan.  The Participant hereby acknowledges that all decisions, determinations and interpretations of the Board in respect of the Plan, this Agreement and the Option shall be final and conclusive.

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IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed by its duly authorized officer and said Participant has hereunto signed this Agreement on his own behalf, thereby representing that he has carefully read and understands this Agreement, the Plan and the Stockholders’ Agreement, and agrees to be bound by the covenants and restrictions contained herein, as of the day and year first written above.

FX Alliance Inc.

/s/ [illegible]
By:
Title:

/s/ John W. Cooley
John W. Cooley